EXHIBIT 99.1


FOR IMMEDIATE RELEASE
CONTACT:  Carolyn A. Fredrich
          Kinark Corporation
          (918) 494-0964


KINARK CORPORATION ANNOUNCES
RECOVERY OF SHORT-SWING TRADING PROFITS FROM
STEEL PARTNERS II, L.P. IN VIOLATION OF SECURITIES LAWS


     TULSA, OKLAHOMA (October 13, 1995) -- Kinark Corporation (AMEX:KIN) announced today that it caused Steel Partners II, L.P. to disgorge short-swing trading profits for violations by Steel Partners II, L.P. of Section 16(b) of the Securities Exchange Act of 1934. These violations, which occurred during the first six months of 1995, were admitted by Steel Partners II, L.P. after being informed by Kinark of these violations. Steel Partners II, L.P., was the largest stockholder of Kinark at the time the illegal trades took place.

     Kinark has engaged its legal counsel to investigate all aspects of Steel Partners II, L.P.'s trading in the Company's stock in order to identify any other violations. Paul R. Chastain, Kinark's President and Chief Executive Officer, expressed the Company's sentiment on Steel Partners II, L.P.'s trading violations, stating: "The Company is concerned that a significant stockholder might be abusing its position as an insider to profit at the expense of other stockholders of the Company. It's unfortunate that Kinark must police the trading activities of Steel Partners II, L.P. to assure a level playing field."

     Kinark Corporation, with corporate headquarters in Tulsa, provides metals corrosion protection for industrial/commercial construction with galvanizing plants in Denver, Houston, Louisville, Nashville, St. Louis and Hurst (Dallas/Ft.Worth), Texas and operates chemical storage and packaging facilities in Chicago and Montgomery, Alabama. Kinark has previously announced plans to divest its chemical packaging operation in Montgomery.

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